Exhibit 99

MERITAGE HOSPITALITY GROUP INC.
1971 East Beltline Ave., N.E., Suite 200
Grand Rapids, MI 49525

Telephone: (616) 776-2600
Facsimile: (616) 776-2776
www.meritagehospitality.com

FOR IMMEDIATE RELEASE
CONTACT: Robert E. Schermer, Jr., CEO
Meritage Hospitality Group Inc.
616/776-2600

MERITAGE APPOINTS WOLVERINE WORLD WIDE
CHIEF FINANCIAL OFFICER TO BOARD OF DIRECTORS

        GRAND RAPIDS, Michigan, August 19, 2004. Meritage Hospitality Group Inc. (AMEX: MHG), the nation’s only publicly traded Wendy’s franchisee and the first O’Charley’s franchisee, today announced the appointment of Stephen L. Gulis, Jr. to the Company’s Board of Directors and Audit Committee, effective September 1, 2004. Mr. Gulis is currently the Executive Vice President, Chief Financial Officer and Treasurer of Wolverine World Wide, Inc. (NYSE:WWW), a West Michigan-based international manufacturer and retail marketer of branded and licensed footwear and performance leathers.

        Commenting on the announcement, Robert E. Schermer, Jr., Meritage’s Chief Executive Officer, stated “We are delighted and honored that Steve is joining the Meritage Board. Steve brings substantial public company experience in his current position as Chief Financial Officer of Wolverine World Wide, a highly regarded publicly-held growth company with $889 million in annual sales. Steve’s diversified financial background and experience in creating shareholder value will make him a valuable asset to our Board and its Audit Committee, and should prove invaluable at this juncture of our strategic development plans as we continue to grow Meritage towards a goal of $100 million in revenues by 2007.”

        O’Charley’s (NASDAQ/NM: CHUX) is a leading regional high quality food concept in the casual dining restaurant category. Earlier this year, Meritage entered into the nation’s first development agreement with O’Charley’s, giving Meritage the exclusive right to develop O’Charley’s restaurants in the State of Michigan. The Company is scheduled to open its first O’Charley’s restaurant on August 24, 2004, in Grand Rapids, Michigan.

        Meritage currently operates 47 “Wendy’s Old Fashioned Hamburgers” restaurants throughout Western and Southern Michigan serving more than nine million customers annually. The Company has been one of the fastest growing franchisees within the Wendy’s franchise system for the past three years. Wendy’s (NYSE:WEN) is the leading national, high quality hamburger concept in the quick-service restaurant category. The Wendy’s franchise system is the third largest quick-service restaurant hamburger chain in the world with more than 6,375 restaurants and system-wide sales in excess of $7.1 billion.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

        Certain statements contained in this news release that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “believes,” “should,” and similar expressions, and by the context in which they are used. Such statements are based only upon current expectations of the Company. Any forward-looking statement speaks only as of the date made. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Meritage undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

        Statements concerning expected financial performance, business strategies and action which Meritage intends to pursue to achieve its strategic objectives, constitute forward-looking information. Implementation of these strategies and achievement of such financial performance are subject to numerous conditions, uncertainties and risk factors, which could cause actual performance to differ materially from the forward-looking statements. These include, without limitation: competition; changes in the national or local economy; changes in consumer tastes and eating habits; concerns about the nutritional quality of our restaurant menu items; concerns about consumption of beef or other menu items due to diseases including E. coli, hepatitis, and mad cow; promotions and price discounting by competitors; severe weather; changes in travel patterns; road construction; demographic trends; the cost of food, labor and energy; the availability and cost of suitable restaurant sites; the ability to finance expansion; interest rates; insurance costs; the availability of adequate managers and hourly-paid employees; directives issued by the franchisor regarding operations and menu pricing; the general reputation of Meritage’s and its franchisors’ restaurants; legal claims; and the recurring need for renovation and capital improvements. In addition, Meritage’s expansion into the casual dining restaurant segment as a franchisee of O’Charley’s will subject Meritage to additional risks including, without limitation, unanticipated expenses or difficulties in securing market acceptance of the O’Charley’s restaurant brand, the ability of our management and infrastructure to successfully implement the O’Charley’s development plan in Michigan, and our limited experience in the casual dining segment. Also, Meritage is subject to extensive government regulations relating to, among other things, zoning, public health, sanitation, alcoholic beverage control, environment, food preparation, minimum and overtime wages and tips, employment of minors, citizenship requirements, working conditions, and the operation of its restaurants. Because Meritage’s operations are concentrated in certain areas of Michigan, a marked decline in Michigan’s economy, or in the local economies where our restaurants are located, could adversely affect our operations.